                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14A-101)
                             INFORMATION REQUIRED IN
                                 PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(A) of
                       the Securities Exchange Act of 1934

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14A-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Section 240.14A-11(c) or Section 240.14a-12

                             TRIPLE S PLASTICS, INC.
                             -----------------------
                (Name of registrant as specified in its charter)

    (Name of person(s) filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

     (1) Title of each class of securities to which transaction applies: _______

     (2) Aggregate number of securities to which transaction applies: __________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): ________

     (4) Proposed maximum aggregate value of transaction: ______________________

     (5) Total fee Paid: _______________________________________________________

[ ]  Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid: _______________________________________________

     (2) Form, schedule, or registration statement no.: ________________________

     (3) Filing party: _________________________________________________________

     (4) Date filed: ___________________________________________________________

                            TRIPLE S PLASTICS, INC.
                               14320 PORTAGE ROAD
                         VICKSBURG, MICHIGAN 49097-0905
                            ------------------------
                         NOTICE OF 1999 ANNUAL MEETING
                            ------------------------

To the Shareholders of
  TRIPLE S PLASTICS, INC.:

     Please take notice that the Annual Meeting of Shareholders of Triple S Plastics, Inc. will be held at the Radisson Plaza Hotel, Kalamazoo Center, 100 West Michigan Avenue, Kalamazoo, Michigan 49007, on Thursday, July 22, 1999, at 10:00 a.m. local time, for the following purposes:

     1. To elect three directors for terms of three years each as described in the Proxy Statement.

     2. To consider and act upon a proposal to amend the Company's Employee Stock Option Plan.

     3. To transact any other business that may properly come before the meeting.

     Only shareholders of record as of the close of business on June 7, 1999, are entitled to vote at the meeting, including any adjournment. A list of shareholders entitled to vote has been prepared by the Company's stock transfer agent and will be available for inspection by shareholders at the meeting, but only for purposes germane to the meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Daniel B. Canavan
                                          Acting Secretary
June 7, 1999

                                IMPORTANT NOTICE

Please sign, date, and return the accompanying Proxy in the enclosed self-addressed envelope regardless of whether you expect to attend the meeting in person. Any person giving a Proxy has the power to revoke that Proxy, at any time, and shareholders who are present at the meeting may withdraw their Proxies and vote in person if they wish.

                            TRIPLE S PLASTICS, INC.
                               14320 PORTAGE ROAD
                         VICKSBURG, MICHIGAN 49097-0905
                            ------------------------
                                PROXY STATEMENT
                            ------------------------

                            SOLICITATION OF PROXIES

     This Proxy Statement is being furnished to the shareholders of Triple S Plastics, Inc. (the "Company") in connection with the solicitation of Proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders. The meeting will be held at 10:00 a.m. on Thursday, July 22, 1999, at the Radisson Plaza Hotel, Kalamazoo Center, 100 West Michigan Avenue, Kalamazoo, Michigan 49007. The purposes of the meeting are set forth in the Notice of 1999 Annual Meeting. This Proxy Statement and the accompanying Proxy are being mailed on or about June 18, 1999, to shareholders of record of the Company's common stock as of the close of business on June 7, 1999. Each share held on the record date entitles the registered holder to one vote at the Annual Meeting. As of the record date, there were 3,738,063 shares of the Company's common stock issued and outstanding.

     If the form of Proxy accompanying this Proxy Statement is properly executed and returned to the Company, the shares represented by the Proxy will be voted at the Annual Meeting of Shareholders in accordance with the directions of the shareholder(s). If the Proxy is signed and returned without any direction given, the shares will be voted in accordance with the recommendations of the Board of Directors as described in this Proxy Statement. Any shareholder giving a Proxy may revoke the Proxy, at any time before it is voted at the meeting, by delivering a written notice of revocation to the Secretary of the Company, by submitting a subsequently executed proxy or by attending the meeting and voting in person. The Chairman of the meeting will announce the closing of the polls during the meeting, and all Proxies must be received prior to the closing of the polls in order to be counted.

     The cost of the solicitation of Proxies will be borne by the Company. In addition to the use of the mails, Proxies may be solicited personally or by telephone or facsimile by employees of the Company without additional compensation. The Company does not intend to pay any compensation for the solicitation of Proxies, except that brokers, nominees, custodians and other fiduciaries will be reimbursed by the Company for their expenses in connection with sending proxy materials to beneficial owners and obtaining their Proxies.

                       VOTING SECURITIES AND RECORD DATE

     June 7, 1999, has been fixed by the Board of Directors as the record date for determining shareholders entitled to vote at the Annual Meeting. On that date, 3,738,063 shares of the Company's common stock, no par value, were issued and outstanding. Shareholders are entitled to one vote for each share of the Company's common stock registered in their names at the close of business on the record date.

                             ELECTION OF DIRECTORS

     The Company's Articles of Incorporation provide for a classified Board of Directors, with approximately one-third of the directors to be elected annually for terms of three years each. The Articles also provide that the exact size of the Board is to be determined by the directors, and that number is currently fixed at seven members. Robert D. Bedilion, David L. Stewart, and Evan C. Harter, incumbent directors whose terms of office expire at the annual meeting, have been nominated by the Board of Directors for election to three-year terms expiring in 2002.

     Unless otherwise directed by an appropriate mark on a shareholder's Proxy, the persons named as proxy voters in the accompanying Proxy will vote for the nominees described below. In the event a nominee is no longer a candidate at the time of the Annual Meeting of Shareholders (a situation which is not now anticipated), the Board of Directors may designate a substitute nominee, in which case the accompanying Proxy will be voted for the substituted nominee.

     Under Michigan law, directors are elected by a plurality of the votes cast by shareholders. Therefore, the nominees for each class who receive the largest number of affirmative votes will be elected, irrespective of the number of votes received. Broker nonvotes, votes withheld and votes cast against any nominee will not have a bearing on the outcome of the election. Votes will be counted by Inspector(s) of Election appointed by the presiding officer at the Annual Meeting.

     The Board of Directors recommends a vote FOR the election of the persons nominated by the Board.

     The content of the following table relating to business experience is based upon information furnished to the Company by the nominees and directors.

NAMES, (AGES), POSITIONS AND BACKGROUNDS OF DIRECTORS AND NOMINEES    SERVICE AS A DIRECTOR
------------------------------------------------------------------    ---------------------
             NOMINEES FOR TERMS TO EXPIRE IN 2002
Robert D. Bedilion (61) retired December 31, 1996, from his           Director since 1997
position as President of Polymerland Incorporated, a subsidiary of    Member of Compensation Committee
General Electric Company, which he had held since 1989.
David L. Stewart (60) has been retired for more than five years.      Director since 1969
Prior to his retirement Mr. Stewart served as the Company's           Member of Audit Committee
Chairman and Chief Executive Officer.
Evan C. Harter (56) is the Chairman and Chief Executive Officer of    Director since 1998
International Marketing Strategies (IMS, Inc.), an organization       Member of Audit Committee
that assists businesses to grow from strong regional manufacturers into internationally competitive businesses. He has held that position for more than five years.
DIRECTORS WHOSE TERMS EXPIRE IN 2000
Daniel B. Canavan (45) is the Chairman of the Board, and he has       Director since 1982
held that position for more than five years. Prior to June 1,
1999, he also served as the Company's Chief Executive Officer.
Albert C. Schauer (56) is currently the Chief Executive Officer of    Director since 1990
the Company, and was appointed such on June 1, 1999. Prior to         Member of Compensation and Audit
becoming the Company's Chief Executive Officer he was the Chairman    Committees until his appointment as
and Chief Executive Officer of Clausing Industrial, Inc. (machine     CEO of the Company, at which time he
tool distribution), Kalamazoo, Michigan, a position that he held      resigned from both Committees
for more than five years. Mr. Schauer also serves as a director of the 600 Group PLC, (an international engineering company) with shares publicly traded on the London Stock Exchange. In addition,
Mr. Schauer is a director of Griffith Laboratories International,
Inc. (food ingredient and flavor system manufacturer) Alsip,
Illinois, and The Windquest Companies, Inc. (a manufacturer of storage systems) Grand Rapids, Michigan.
             DIRECTORS WHOSE TERMS EXPIRE IN 2001
Victor V. Valentine, Jr. (53) has been the Company's President        Director since 1983
since 1990, and prior to that time he served as the Company's Vice
President of Sales and Marketing for more than five years.
James F. Hettinger (50) is the President and Chief Executive          Director since 1992 Member of
Officer of Battle Creek Unlimited, Inc. (an industrial park           Compensation Committee
development corporation), and he has held that position for more than five years.

                            ------------------------

     William J. Stewart, a Vice President of the Company, and David L. Stewart are brothers. There are no other family relationships between or among the nominees, directors and executive officers of the Company.

     The Company has an Audit Committee which recommends to the Board of Directors the selection of independent public accountants to serve as the Company's auditors, and reviews the scope of their audit, their audit report and any recommendations made by them. This Committee also conducts reviews of any related-party transactions or potential conflict of interest situations. This Committee met on two occasions during the preceding fiscal year.

     The Company has a Compensation Committee which annually reviews the Corporation's compensation policy for executive officers and makes recommendations to the Board of Directors with respect to that policy, as well as making compensation decisions for executive officers. The Committee also administers the Corporation's incentive plans involving the Company's common stock. This Committee met on two occasions during the preceding fiscal year. A report from this Committee appears infra under the caption Report on Executive Compensation.

     The Company does not have a standing nominating committee.

     The Board of Directors met ten times during the preceding fiscal year, and all directors attended at least seventy-five percent (75%) of the aggregate number of meetings of the Board and meetings of committees on which they served.

                    PROPOSAL TO APPROVE THE AMENDMENT TO THE
                      COMPANY'S EMPLOYEE STOCK OPTION PLAN

     In 1994, the shareholders of the Company approved the Triple S Plastics, Inc. Employee Stock Option Plan providing for the grant of options to key personnel of the Company for the purchase of not more than 450,000 shares of the Company's common stock. At June 7, 1999, not including the effect of the amendment to the Option Plan and related grant discussed below, 340,500 shares had been reserved for issuance upon the exercise of outstanding options and 109,500 shares remained available for the grant of options. Effective May 13, 1999, the Board of Directors took action to amend the Option Plan subject to the approval of the Company's shareholders. The amendment to the Option Plan modifies the existing plan by increasing the maximum number of shares of the Company's common stock authorized for issuance pursuant to options granted under the Option Plan. The day after the Board of Directors approved the amendment of the Option Plan, a nonqualified option grant was made to Mr. Albert C. Schauer in the amount of 470,000 shares, subject to approval of the amended Option Plan by shareholders. Mr. Schauer has recently been appointed the Company's chief executive officer and has been given this one-time grant as a means of retaining his services and to provide appropriate incentives for him to contribute to the success of the Company. Shareholders will be asked to consider and approve the Option Plan, as amended, at the Annual Meeting. The following paragraphs summarize the principal features of the amended Option Plan.

PURPOSE

     The purpose of the Option Plan is to encourage stock ownership by management employees of the Company, to provide such employees with additional incentive to contribute to the success of the Company, to encourage such employees to remain in the Company's employ, and to assist the Company in attracting and retaining key personnel through the grant of options to purchase shares of the Company's common stock.

ELIGIBILITY AND ADMINISTRATION

     The Option Plan is administered by a committee appointed by the Board of Directors. The granting of any option pursuant to the Option Plan is entirely within the discretion of the committee, and nothing contained in the Option Plan is to be interpreted or construed to give any person any right to participate in the Option Plan. The committee may grant options at any time, and from time to time, to such employees, including or excluding persons previously granted options, as the committee determines in its sole and absolute discretion. As of June 7, 1999, 24 employees have been granted options under the Option Plan.

SHARES SUBJECT TO THE PLAN

     In its existing form, the Option Plan provides that a maximum of 450,000 shares of the Company's common stock are authorized for sale pursuant to options granted under the plan, and 109,500 shares currently remain available for grants. The Option Plan, as amended, would provide for a maximum of 920,000 shares of the Company's common stock as authorized for sale pursuant to options granted under the Plan, and 109,500 shares would then be available for grants (taking into account the one-time grant of nonqualified stock options to purchase 470,000 shares made to Mr. Schauer, as discussed above). The shares of stock may be authorized by unissued shares or treasury shares. If any outstanding option expires or is terminated for any reason before the end of the term of the Option Plan, the shares of stock covered by that option will be available for options subsequently granted under the Option Plan. The Option Plan provides for appropriate adjustments in the number of shares and option prices in the event of any subdivision or consolidation of shares or any other capital adjustment, the payment of a stock dividend, or other increases or decreases in such shares effected without receipt of consideration by the Company in order to prevent dilution of the interest of the optionees. If the Company is the surviving corporation in any merger or consolidation, any option will pertain, apply, and relate to securities to which a holder of the number of shares of stock subject to the option would have been entitled after the merger or consolidation. This provision for acceleration of exercise rights in the event of merger or consolidation of the Company may have the effect of discouraging attempts to acquire control of the Company which shareholders may deem to be in their best interest.

OPERATION OF THE PLAN

     The Option Plan provides for the granting of options which qualify as incentive stock options as defined by section 422 of the Internal Revenue Code and for the granting of nonqualified stock options. The exercise price of any option may not be less than 100 percent of the per share fair market value of the Company's common stock on the date the option is granted. Upon exercise, the price must be paid in full and may be paid in cash, by the surrender of previously issued shares, or by a combination of each. Under the terms of the Option Plan, the fair market value is deemed to equal the closing sales price on the date preceding the date the option is granted. On May 31, 1999, the closing sale price for the Company's common stock as reported by the Nasdaq Stock Market was $5.25.

     Options may be exercised in whole or in part after such dates as may be specified in option agreements, and no option may extend for a period of more than ten (10) years. Individual option agreements will contain such termination provisions that the committee deems advisable. Options are not transferable except by will or pursuant to laws of dissent and distribution upon optionee's death. During the lifetime of an optionee, options may be exercised only by optionee or his guardian or legal representative.

AMENDMENT AND TERMINATION

     The Option Plan, as amended, will terminate on January 31, 2004. No options may be granted under the plan after January 31, 2004, but options granted on or before that date may be exercised according to the terms of the option agreement and shall continue to be governed by and interpreted consistent with the terms of the Option Plan. The Board of Directors may discontinue the Option Plan at any time, and may amend it from time to time, but no amendment without shareholder approval may increase the total number of shares which may be issued under the Option Plan or to any individual under the Option Plan, reduce the option price for shares which may be purchased pursuant to options under the Option Plan, extend the period during which options may be granted, or modify the eligibility requirements for participation in the Option Plan. Other than is expressly permitted under the Option Plan, no outstanding option may be revoked or amended in any manner unfavorable to the optionee without the consent of the optionee.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES

     The following paragraph summarizes the federal income tax consequences with respect to options granted under the Option Plan based on management's understanding of the existing federal income tax laws. This summary is necessarily general in nature and does not purport to be complete. Also, state and local income tax consequences are not discussed and they may vary from locality to locality.

     Option Plan participants will not recognize taxable income at the time an option is granted under the Option Plan unless the option has a readily ascertainable market value at the time of grant. Management understands that options to be granted under the Option Plan will not have readily ascertainable market value; therefore, income will not be recognized by participants before the time of exercise of an option. For nonqualified stock options, the difference between the fair market value of the shares at the time an option is exercised and the option price generally will be treated as ordinary income to the optionee, in which case the Company will be entitled to a deduction equal to the amount of the optionee's ordinary income. With respect to incentive stock options, participants will not realize income for federal income tax purposes as a result of the exercise of such options. In addition, if common stock acquired as a result of the exercise of an incentive stock option is disposed of more than two years after the date the option is granted, and more than one year after the date the option was exercised, the entire gain, if any, realized upon disposition of such common stock will be treated as capital gain for federal income tax purposes. Under these circumstances, no deduction will be allowable to the Company in connection with either the grant or exercise of an incentive stock option. Exceptions to the general rules apply in the case of a "disqualifying disposition."

     If a participant disposes of shares of common stock acquired pursuant to the exercise of an incentive stock option before the expiration of one year after the date of exercise or two years after the date of grant, the sale of such stock will be treated as a "disqualifying disposition." As a result, such participant would recognize ordinary income and the Company would be entitled to a deduction in the year in which such disposition occurred. The amount that the deduction and ordinary income recognized upon a disqualifying disposition would generally be equal to the lesser of:

     a.    The sale price of the shares sold minus the option price; or

     b. The fair market value of the shares at the time of exercise minus the option price.

     If the disposition is to a related party (such as a spouse, brother, sister, lineal descendent, or certain trusts for business entities in which the seller holds a direct or indirect interest), the ordinary income recognized generally is equal to the excess of the fair market value of the shares at the time of exercise over the exercise price. Any additional gain recognized upon disposition, in excess of ordinary income, will be taxable as capital gain. In addition, the exercise of incentive stock options may result in an alternative minimum tax liability. The amount, if any, by which the fair market value of the shares transferred to the optionee upon the exercise of an option exceeds the option price will constitute an item of tax preference, subject, in certain circumstances, to the alternative minimum tax. The rules governing the tax treatment of options and stock acquired upon the exercise of options are quite technical. Therefore, as already noted, the foregoing description of tax consequences is necessarily general and does not purport to be complete.

     The vote of a majority of the Company's outstanding common stock represented and voted at the annual meeting is required to approve the adoption of the Option Plan, as amended. Since a majority of the votes cast is required for approval, any negative vote will necessitate an offsetting affirmative vote to assure approval. Any ballot or proxy marked "abstain" and any broker nonvote will be counted as a negative vote. Votes will be counted by Inspector(s) of Election appointed by the presiding officer at the Annual Meeting.

     The Board of Directors recommends a vote FOR the approval of the Amendment.

                       SECURITIES OWNERSHIP OF MANAGEMENT

     The following table contains information regarding ownership of the Company's common stock by each director and nominee for election as a director, each executive officer named in the tables under the caption Executive Compensation, and all directors and executive officers as a group. The content of this table is based upon information supplied by the persons identified in the table and represents the Company's understanding of circumstances in existence as of March 31, 1999.

                                                          AMOUNT AND NATURE OF
                                                          BENEFICIAL OWNERSHIP
                                                   ----------------------------------
                                                   SHARES BENEFICIALLY    EXERCISABLE
NAME OF BENEFICIAL OWNER                                OWNED (1)         OPTIONS(2)     PERCENT OF CLASS
------------------------                           -------------------    -----------    ----------------
Robert D. Bedilion.............................            16,033            5,033                *
Daniel B. Canavan..............................           943,670           13,000             24.6
Evan C. Harter.................................                 0                0                *
James F. Hettinger.............................             6,533            6,333                *
Robert D. Monk.................................            25,000           17,500                *
Albert C. Schauer..............................             7,333            6,333                *
David L. Stewart...............................           176,518            6,333              4.6
William J. Stewart.............................            79,231            3,000              2.1
Victor V. Valentine, Jr........................           942,666           13,000             24.5
Michael E. Zaagman.............................            11,457           10,500                *
All executive officers and directors
as a group (12 persons)........................         2,208,641           94,032             57.5

---------------

*Less than one percent

(1) Unless otherwise noted, the persons named in the table have sole voting and sole investment power or share voting and investment power with their respective spouses.

(2) This column reflects shares subject to options exercisable within 60 days, and these shares are included in the column captioned "Shares Beneficially Owned."

(3) Includes 50 shares held by Mr. Stewart as custodian for his grandchild; Mr. Stewart disclaims beneficial ownership of those shares.

               SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table contains information with respect to ownership of the Company's common stock by persons or entities who are beneficial owners of more than five percent of the Company's voting securities. The information contained in this table is based on information contained in Schedules 13D and 13G supplied to the Company.

                                                             AMOUNT AND NATURE OF
NAME AND ADDRESS OF BENEFICIAL OWNER                         BENEFICIAL OWNERSHIP    PERCENT OF CLASS
------------------------------------                         --------------------    ----------------
Pioneering Management Corporation........................          200,000                 5.34%
60 State Street
Boston, MA 02109

                             EXECUTIVE COMPENSATION
                           SUMMARY COMPENSATION TABLE

     The following table contains information regarding compensation with respect to the three preceding fiscal years of the Company's chief executive officer and each of the four (4) other most highly compensated executive officers whose salary and bonus exceeded $100,000 (the "Named Executives"). This information is reflected on an accrual basis for each fiscal year so that bonuses relate to the year of performance, even though paid in the ensuing fiscal year.

                                                         ANNUAL COMPENSATION
                                                        ---------------------        ALL OTHER
EXECUTIVE                                       YEAR    SALARY($)    BONUS($)    COMPENSATION($)(1)
---------                                       ----    ---------    --------    ------------------
Daniel B. Canavan...........................    1999     183,527        -0-            2,535
Chief Executive Officer                         1998     196,062        -0-            3,257
                                                1997     145,712      3,500            2,453
Victor V. Valentine, Jr.....................    1999     149,558        -0-            3,324
President                                       1998     154,735        -0-            2,946
                                                1997     147,327      3,500            3,529
Michael E. Zaagman..........................    1999     110,955        -0-            2,482
Vice President of Operations                    1998     122,397      4,000            2,170
                                                1997      76,365      8,500            1,818
Robert D. Monk (2)..........................    1999     118,304        -0-            1,252
Vice President, Chief Financial                 1998     121,561      4,000            1,466
Officer, Secretary/Treasurer                    1997     104,949      3,500            1,474
William J. Stewart..........................    1999     113,830                       2,291
Vice President                                  1998     119,227        -0-            2,394
                                                1997     110,785      5,500            3,068

---------------
(1) The amounts set forth in this column include: (a) Company matching contributions under the Company's Profit Sharing Plan, pursuant to which substantially all employees of the Company are eligible to participate; and
    (b) payments by the Company of premiums for term life insurance for the benefit of the Named Executives.

(2) Mr. Monk's employment with the Company terminated as of April 30, 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR

     There were no option grants in the previous fiscal year.

     The following table contains information regarding the exercise of options during the preceding fiscal year by the above-named executives, as well as unexercised options held by them at fiscal year end:

      AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END VALUES

                                                 NUMBER OF SECURITIES
                                                UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                  OPTIONS AT FISCAL            IN-THE-MONEY OPTIONS AT
                                                     YEAR-END(#)                 FISCAL YEAR-END ($)
                                             ----------------------------    ----------------------------
                                             EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                                             -----------    -------------    -----------    -------------
Daniel B. Canavan........................      13,000          30,000            -0-             -0-
Victor V. Valentine......................      13,000          30,000            -0-             -0-
William J. Stewart.......................       3,000             -0-            -0-             -0-
Robert D. Monk...........................      17,500          22,500            -0-             -0-
Michael E. Zaagman.......................      10,000          22,500            -0-             -0-

                        REPORT ON EXECUTIVE COMPENSATION

     The Company's executive compensation program falls under the jurisdiction of the Compensation Committee of the Board of Directors, composed exclusively of outside directors. The Committee is responsible for reviewing the cash and non-cash compensation arrangements for all executive level management and officers of the Company. The Committee is also responsible for administering the Company's stock-based incentive plans.

     The Company's executive compensation program is designed to attract, motivate, and retain executive management personnel. In formulating and administering this program, the Company attempts to favorably position itself against comparable employers, considering factors such as relative size, growth rate, geographic location, and industry. Four components of the compensation program -- base salary, short term cash bonus, stock options, and benefits -- are available to the Committee in fashioning packages for individual executives.

     Base salary for each executive is predicated on the individual executive's level of responsibility, value they bring to the Company, and prevailing competitive circumstances for executive talent. Base salaries for executives, other than the Chief Executive Officer, are reviewed annually and adjusted where appropriate based upon recommendations by the Chief Executive Officer and the Vice President of Human Resources who present to the Compensation Committee the recommended compensation program for the entire Company. The Chief Executive Officer's base salary is also reviewed annually by the Committee without the Chief Executive Officer's participation. The Company's bonus programs are designed to positively impact the Company's annual earnings by means of an annual cash payment to the Company's managers and is dependent on the Company's profitability. The plan specifies a certain minimum for the Company's earnings per share ("EPS"), and no bonuses accrue unless that minimum is achieved. The Plan also specifies certain target levels of EPS above the minimum, and achievement of those targets results in cash bonuses for executives based upon specified percentages of their base pay, where the percentages increase corresponding to increases in the target levels of EPS above the minimum.

     The Option Plan was established early in 1994 in connection with the initial public offering of the Company's common stock. The Option Plan was adopted to provide stock-based incentive compensation that focuses on long-term Company performance and to more closely align the interests of management with the interests of public shareholders. It is also important in attracting and retaining key personnel such as Mr. Albert C. Schauer.

     The benefit program for each executive is determined by prevailing competitive circumstances for executive talent. At the time of the annual base salary review, the benefits package is also reviewed by the Compensation Committee. The Chief Executive Officer and the Vice President of Human Resources make recommendations to the Compensation Committee for their review and approval. The Chief Executive Officer's benefits are reviewed without the Chief Executive Officer's participation.

                                          Compensation Committee:

                                          James F. Hettinger
                                          Robert D. Bedilion

                            STOCK PERFORMANCE GRAPH

     The following graph depicts the cumulative total return on the Company's common stock compared to the cumulative total return for the NASDAQ composite market (all U.S. companies) and a peer group of plastics-diversified companies selected by the Company. The graph assumes an investment of $100 on March 31, 1994. Reinvestment of dividends is assumed in all cases.

[GRAPH]                   TOTAL RETURN TO STOCKHOLDERS

                                                TRIPLE S. PLASTICS, INC.           PEER GROUP             NASDAQ COMPOSITE (US)
                                                ------------------------           ----------             ---------------------
'3/31/94'                                                100.00                      100.00                      100.00
'3/31/95'                                                 63.64                       96.21                      109.92
'3/31/96'                                                 52.73                      125.13                      149.09
'3/31/97'                                                 50.81                      148.84                      165.74
'3/31/98'                                                 45.45                      283.73                      250.22
'3/31/99'                                                 25.45                      247.45                      336.78

     The companies included in the Company's peer group are as follows:

Essef Corp
Gencorp, Inc.
Intek Diversified, Inc.

IPL, Inc.
Leader Industries, Inc.
Spartech Corp.

     The returns of each company included in the self-determined peer groups are weighted according to each respective company's stock market capitalization.

                             DIRECTOR COMPENSATION

     Directors who are employees of the Company receive no compensation for services as directors. For the fiscal year ended March 31, 1999, directors who were not employees of the Company received a $4,000 annual retainer as well as a director's fee of $1,000 for each Board meeting attended and $500 for each committee meeting attended. For the fiscal year ended March 31, 1999, each nonemployee director received an option to acquire 10,000 shares of the Company's common stock (with the exception of Evan C. Harter who received an option to acquire 7,000 shares) at the market price as of the date of the grant pursuant to the Company's Outside Director Stock Option Plan (the "Director Plan"). Options have a term of three and one-half years, and are subject to annual vesting at the rate of approximately one-third of the total shares subject to grant.

                                 MISCELLANEOUS

     The Company has not adopted any long-term incentive plan or any defined benefit or actuarial plan, as those terms are defined in the applicable regulations promulgated by the Securities and Exchange Commission. Other than with respect to Mr. Albert C. Schauer, the Company does not have any contracts with its executive officers assuring them of continued employment, nor any compensatory arrangements for executives linked to a change in control of the Company.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The financial statements of the Company for the fiscal year ended March 31, 1999, have been audited by BDO Seidman, LLP, independent public accountants, and the Board of Directors has selected BDO Seidman, LLP to serve as the Company's independent accountants for the fiscal year ending March 31, 2000. Representatives of BDO Seidman, LLP are expected to be present at the Annual Meeting of Shareholders to respond to appropriate questions and will have an opportunity to make a statement if they desire.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based upon a review of Forms 3, 4 and 5 furnished to the Company during or with respect to the preceding fiscal year and written representations from certain reporting persons, the Company is not aware of any failure by any reporting person to make timely filings of those forms as required by Section 16(a) of the Securities Exchange Act of 1934.

                  SHAREHOLDER PROPOSALS -- 2000 ANNUAL MEETING

     Shareholder Proposals intended to be presented at the next Annual Meeting of the Shareholders of the Company must be received by the Company not later than January 30, 2000, to be considered for inclusion in the Company's Proxy Statement relating to that meeting. Shareholder proposals should be addressed to the attention of the Secretary, 14320 Portage Road, Box E, Vicksburg, Michigan 49097-0905.

                                 MISCELLANEOUS

     The Company's Annual Report to Shareholders including financial statements, is being mailed to shareholders with this Proxy Statement.

     Management is not aware of any matters to be presented for action at the Annual Meeting other than as set forth in this Proxy Statement. If other business should come before the meeting, the persons named as proxy holders in the accompanying Proxy intend to vote the shares in accordance with their judgment, and discretionary authority to do so is included in this Proxy.

                                          By Order of the Board of Directors

                                          Daniel B. Canavan
                                          Acting Secretary
June 7, 1999
Vicksburg, Michigan

                            TRIPLE S PLASTICS, INC.
                           EMPLOYEE STOCK OPTION PLAN
                      (AS AMENDED EFFECTIVE MAY 13, 1999)

                                   ARTICLE I
                               GENERAL PROVISIONS

     1.1 PURPOSE AND SCOPE. The purposes of this Plan are to encourage stock ownership by management employees of Triple S Plastics, Inc., to provide them with an additional incentive to contribute to the success of the Company, to encourage such employees to remain in the Company's employ, and to assist the Company in attracting and retaining key personnel through the grant of Options to purchase shares of the Company's common stock.

     1.2 DEFINITIONS. The following words and phrases shall have the following meanings as used in this Plan:

             (a) "Board" means the Board of Directors of the Company.

             (b) "Committee" means the committee appointed by the Board pursuant to Section 1.3 of this Plan.

             (c) "Company" means Triple S Plastics, Inc. and any subsidiary corporation or other entity in which Triple S Plastics, Inc. holds a proprietary interest.

             (d) "Code" means the Internal Revenue Code of 1986, as amended.

             (e) "Market Value" means the closing sale price reported in the NASDAQ/NMS or, if such value is not available, such other estimate of fair market value as the Committee shall determine.

             (f) "Qualified Option" means a right to purchase Stock, granted pursuant to this Plan which is intended to qualify as an incentive stock option under Section 422 of the Code.

             (g) "Option Price" means the purchase price for Stock payable upon exercise of an Option granted under this Plan.

             (h) "Optionee" means a person to whom an option has been granted under this Plan.

             (i) "Plan" means this Triple S Plastics, Inc. Employee Stock Option Plan.

             (j) "Stock" means the common stock of the Company.

     1.3  ADMINISTRATION.

             (a) The Plan shall be administered by a Committee appointed by the Board, consisting of such number of persons as the Board shall determine from time to time. A majority of members of the Committee shall constitute a quorum for the transaction of business. The Committee shall be responsible for the operation of the Plan, and the determination as to persons entitled to participate in the Plan. The interpretation and construction of any provision of the Plan by the Committee shall be final and binding.

             (b) The Committee shall consist entirely of members who, during the one year prior to service on the Committee, or during such service, have not been granted or awarded equity securities of the Company (including derivative securities) pursuant to this Plan or any other plan of the Company or any of its affiliates, except for the types of plans set forth in Rule 16b-3(c)(2)(i)(A)-(D) promulgated by the Securities and Exchange Commission.

             (c) The granting of any Option pursuant to this Plan shall be entirely within the discretion of the Committee, and nothing contained in this Plan shall be interpreted or construed to give any person any right to participate under this Plan.

             (d) Each person who is or shall have been a member of the Committee shall be defended, indemnified and held harmless by the Company, to the maximum extent permitted by law, from and against any cost, liability or expense imposed or incurred in connection with such persons taking or failing to take any action under the Plan.

     1.4 ELIGIBILITY. The Committee may grant Options at any time, and from time to time, to such employees, including or excluding persons previously granted Options, as the Committee shall determine in its sole and absolute discretion. Options granted simultaneously or at different times need not contain similar provisions.

     1.5 SHARES SUBJECT TO PLAN. The maximum number of shares of Stock subject to Options and Stock Appreciation Rights granted under the Plan shall be 920,000 shares, subject to adjustment as provided in Section 1.7 below. The shares of Stock may be authorized but unissued shares or treasury shares. If any outstanding Option expires or is terminated for any reason before the end of the term for this Plan, the shares of Stock covered by that Option shall be available for Options subsequently granted under this Plan.

     1.6 TERMS AND CONDITIONS OF OPTION. Options granted pursuant to the Plan shall be authorized by the Committee and shall be evidenced by agreements in such form as the Committee shall approve from time to time, including, without limitation, the following:

             (a) OPTION PRICE. The purchase price per share for Stock under each Option shall be not less than one hundred percent (100%) of the Market Value of a share of the Stock as of the day preceding the date the Option is granted.

             (b) TIME AND METHOD OF PAYMENT. The Option Price shall be paid in full at the time an Option is exercised, and may be paid (i) in cash,
        (ii) by the surrender of shares of Stock owned by the Optionee having a Market Value on the date of exercise equal to the aggregate Option Price, (iii) or a combination of (i) and (ii). Promptly after the exercise of an Option and the payment of the full Option Price, the Optionee shall be entitled to the issuance of a stock certificate evidencing ownership of such Stock.

             (c) NUMBER OF SHARES. Each Option shall state the total number of shares of Stock to which it pertains.

             (d) OPTION PERIOD AND LIMITATIONS ON EXERCISE OF OPTIONS. The Committee may, in its discretion, provide that an Option may not be exercised in whole or in part for any period or periods of time specified in the Option Agreement. Except as otherwise provided in the Option Agreement, an Option may be exercised in whole or in part at any time during its term. No Option may be exercised for a fractional share of Stock.

             (e) TERMINATION OF EMPLOYMENT. An Optionee's Options shall terminate as provided in the pertinent Option Agreement upon the termination of his or her employment by the Company; provided, however, the Committee may, in its discretion in any particular case, subsequent to the time of granting of the Option specify that all or part of an Optionee's Options may be exercisable upon such termination or for a certain period of time after termination. Without limiting the discretion of the Committee to devise termination procedures that it deems appropriate in a given case, the Committee may follow one or more of the following policies:

                (i) to permit an Optionee to exercise all Options that are exercisable as of the date of termination;

                (ii) to accelerate the vesting of any nonvested Option, in whole or in part, and permit their exercise on termination;

                (iii) to permit an Optionee to exercise Options after termination during the balance of their original term; or

                (iv) to permit an Optionee who dies or becomes totally and permanently disabled while employed by the Company to exercise (or have his or her estate, personal representative or beneficiary exercise) Options during the balance of the original term.

             The decision of the Committee to permit any one or more of the foregoing accelerations or exercises may result in a Qualified Option being treated as a Nonqualified Option for tax purposes, and the Company shall have no responsibility for any adverse tax consequence to the Optionee.

             (f) NONASSIGNABILITY. Options shall not be transferable other than by will or by the laws of descent and distribution, and during an Optionee's lifetime shall be exercisable only by the Optionee or his guardian or legal representative. The Company may, in the event it deems the same desirable to assure compliance with applicable federal and state securities laws, legend any certificate representing shares issued pursuant to the exercise of any Option with an appropriate restrictive legend and may also issue appropriate stop transfer instructions to its transfer agent with respect to such shares.

     1.7 EFFECT OF CHANGE IN STOCK SUBJECT TO THE PLAN. The aggregate number of shares of Stock available for Options under the Plan, the shares subject to any Option and the exercise price per share shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Stock subsequent to the effective date of the Plan resulting from: (a) a subdivision or consolidation of shares or any other capital adjustment; (b) the payment of a stock dividend; or (c) other increase or decrease in such shares effected without receipt of consideration by the Company. If the Company shall be the surviving corporation in any merger or consolidation, any Option shall pertain, apply, and relate to the securities to which a holder of the number of shares of Stock subject to the Option would have been entitled after the merger or consolidation. Upon dissolution or liquidation of the Company, or as of the effective date for a merger or consolidation in which the Company is not the surviving corporation, all Options outstanding under the Plan shall terminate unless other provisions have been made in any outstanding Option Agreement.

     1.8 NOTIFICATION OF EXERCISE. Options shall be exercised by written notice directed to the Chief Financial Officer of the Company at the principal executive offices of the Company. Exercise by an Optionee's heir or personal representative shall be accompanied by evidence of his or her authority to act, in form reasonably satisfactory to the Company.

                                   ARTICLE II
                            QUALIFIED STOCK OPTIONS

     2.1 TERMS OF QUALIFIED STOCK OPTIONS. Each Qualified Stock Option granted under the Plan shall be exercisable during a term fixed by the Committee that shall begin no sooner than six (6) months and end no later than ten (10) years after the date the Qualified Stock Option is granted.

     2.2 LIMITATIONS ON OPTIONS. The aggregate Market Value of Stock (determined at the time the Qualified Stock Option is granted) subject to the Qualified Stock Options granted to an employee under this Plan that become exercisable for the first time by such employee during any calendar year may not exceed One Hundred Thousand Dollars ($100,000).

     2.3 TERMINATION OF EMPLOYMENT. Subject to Section 1.6(e) above, if an Optionee ceases to be employed by the Company his or her Qualified Stock Options shall terminate immediately, except that if an Optionee's cessation of employment by the Company is a result of retirement with the consent of the Company, the Optionee may exercise outstanding Qualified Stock Options that are otherwise exercisable, at any time within three (3) months after the termination of employment. Subject to Section 1.6(e) above, in the event an Optionee dies while employed by the Company or within three (3) months after having retired with the consent of the Company, the Optionee's heirs or personal representative shall have the right to exercise Qualified Stock Options to the same extent that the deceased Optionee had at the date of death.

     2.4 CONTINUED EMPLOYMENT. Whether military, government, or other service or other leave of absence shall constitute a termination of employment shall be determined in each case by the Committee at its discretion, and any determination by the Committee shall be final and conclusive.

     2.5 SPECIAL RULE FOR TEN PERCENT SHAREHOLDER. If at the time a Qualified Stock Option is granted, the Optionee owns Stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, as determined using the applicable attribution rules of the Code, then the terms of the Option shall specify that the Option price shall be at least one hundred ten percent (110%) of the Market Value of the Stock subject to the Option and such Option shall not be exercisable after the expiration of five (5) years from the date such Option is granted.

     2.6 INTERPRETATION. In interpreting this Article II of the Plan and the provisions of individual Option Agreements, the Committee and the Board shall be governed by the principles and requirements of the pertinent provisions of the Code and applicable Treasury Regulations.

                                  ARTICLE III
                           NONQUALIFIED STOCK OPTIONS

     3.1 TERMS OF NONQUALIFIED OPTIONS. Each Nonqualified Stock Option granted under the Plan shall be exercisable only during a term fixed by the Committee at the time of grant, not shorter than six (6) months and not longer than ten (10) years following the date of grant.

     3.2 TERMINATION OF EMPLOYMENT. Subject to Section 1.6(e) above, the Committee in its discretion may provide such limitations on the exercise of any Nonqualified Stock Option after termination of employment as the Committee deems prudent at the time of grant.

     3.3 ADDITIONAL TERMS. The Committee may add additional terms and conditions to a Nonqualified Stock Option, including, but not limited to, a cash award for any federal tax liability suffered by the Optionee upon the grant and/or exercise of a Nonqualified Stock Option.

                                   ARTICLE IV
                             ADDITIONAL PROVISIONS

     4.1 SHAREHOLDER APPROVAL. The Plan shall be submitted to the shareholders of the Company for approval at the first meeting of shareholders held subsequent to the adoption of the Plan. If the shareholders of the Company do not approve the Plan, the Plan shall terminate.

     4.2 COMPLIANCE WITH OTHER LAWS AND REGULATIONS. The Plan, the grant and exercise of Options, and the obligation of the Company to sell and deliver shares under Options, shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any government or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for shares of Stock prior to the completion of any registration or qualification of such shares under any federal or state law, or any ruling or regulation of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable.

     4.3 AMENDMENTS. The Board of Directors may discontinue the Plan at any time, and may amend it from time to time, but no amendment, without approval by shareholders, may: (a) increase the total number of shares which may be issued under the Plan or to any individual under the Plan; (b) reduce the Option Price for shares which may be purchased pursuant to Options under the Plan; (c) extend the period during which Options may be granted; or (d) modify the eligibility requirements for participation in the Plan. Other than as expressly permitted under the Plan, no outstanding Option may be revoked or altered in a manner unfavorable to the Optionee without the consent of the Optionee.

     4.4 NO RIGHTS AS SHAREHOLDER. No Optionee shall have any rights as a shareholder with respect to any share of Stock subject to his or her Option prior to the date of issuance of a certificate evidencing ownership of such Stock, and no adjustment will be made for dividends or other rights for which the record date is prior to the date of the certificate, except as provided in Section 1.7.

     4.5 TAX WITHHOLDING. The exercise of any Option under the Plan is subject to the satisfaction of withholding tax or other withholding liabilities, if any, under federal, state, and local laws in connection with such exercise. The exercise of an Option shall not be effective unless applicable withholding shall have been effected or obtained in the following manner. Each Optionee may satisfy any such withholding tax obligation by any of the following means or by a combination of such means:

             (a) Tendering a cash payment;

             (b) Authorizing the Company to withhold from the Stock otherwise issuable to the Optionee as a result of the exercise of the stock Option a number of shares of Stock having a Market Value as of the date that the amount of tax to be withheld is to be determined ("Tax Date"), which shall be the date of exercise of the Option, less than or equal to the amount of the withholding obligation; or

             (c) Delivering to the Company unencumbered shares of Stock, owned by the Optionee prior to the date of exercise, having a Market Value, as of the Tax Date, less than or equal to the amount of the withholding tax obligation.

     An Optionee's election to pay the withholding tax obligation by means of 4.5(b) above must either: (i) be made at least six months prior to the Tax Date and must be irrevocable for a period of at least six months prior to the Tax Date; or (ii) the exercise of the Option must be effective during the period beginning on the third business day following the date of release of the Company's quarterly or annual summary statement of sales and earnings and ending on the twelfth business day following such date.

     4.6 CONTINUED EMPLOYMENT NOT PRESUMED. This Plan and any document describing this Plan and the grant of any Option hereunder shall not give any Optionee or other employee a right to continued employment by the Company or affect the right of the Company to terminate the employment of any such person with or without cause.

     4.7 ACCELERATION. The Board shall have the right, in its sole discretion, to direct the Committee to declare that all Options then outstanding shall become immediately exercisable, notwithstanding any limitations on exercise in Option Agreements, if in the opinion of the Board a change in control of the Company is imminent.

     4.8 EFFECTIVE DATE; DURATION. The Plan became effective as of February 1, 1994, and shall expire on January 31, 2004. No Options may be granted under the Plan after January 31, 2004, but Options granted on or before that date may be exercised according to the terms of the Option Agreements and shall continue to be governed by and interpreted consistent with the terms of this Plan

                                 CERTIFICATION

     The foregoing Plan was amended by the Company's Board of Directors on May 13, 1999, subject to subsequent shareholder approval.

                                          --------------------------------------
                                          Daniel B. Canavan, Acting Secretary

                             TRIPLE S PLASTICS, INC.

                                      PROXY
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


         By signing this card, the shareholder(s) hereby appoint(s) Daniel B. Canavan and Victor V. Valentine, Jr. as Proxies, each with the power to appoint a substitute, and hereby authorize(s) them to represent and to vote, as designated herein, all of the shares of common stock of Triple S Plastics, Inc. held of record by such shareholder(s) on June 7, 1999, at the Annual Meeting of Shareholders, to be held on July 22, 1999, or at adjournment thereof.

         WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE LISTED NOMINEES AND "FOR" PROPOSAL 2.


         1.       Election of Directors for a three-year term:

                  Nominees:       Robert D. Bedilion
                                  David L. Stewart
                                  Evan C. Harter

                           FOR    WITHHELD
                           / /      / /

                  For, except votes withheld from the following
                  nominee(s):
                              ----------------------------------

         2.       Approval of the Amendment to the Company's Employee Stock
                  Option Plan:

                  FOR           AGAINST          ABSTAIN
                  / /             / /              / /

         3. In their discretion, the Proxies are authorized to act upon such other business as may properly come before the meeting.

                  I plan to attend the meeting:

                           YES       NO
                           / /       / /

         Please mark the boxes on the above Proxy to indicate how you wish your shares to be voted. SIGN AND DATE THE PROXY AND RETURN IT IN THE ENCLOSED PREPAID ENVELOPE. We must receive your vote before the Annual Meeting of Shareholders on July 22, 1999.

SIGNATURE(S):                                             Date:
             --------------------------------------------       ----------------

NOTE: Please sign your name as it appears hereon. When shares are held jointly, each holder should sign. When signing for an estate, trust, or corporation, the title and capacity should be stated. Persons signing as attorneys-in-fact should submit powers of attorney.